Exhibit 3.95

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE OF FORMATION

•	First:	The name of the limited liability company is POWDUL ACQUISITION LLC

•	Second:

The address of its registered office in the State of Delaware is 2711 Centerville Road Suite 400 in the City of Wilmington, DE 19808. The name of its Registered Agent at such address is Corporation Service Company

•	Third:	(Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is .”)

•	Fourth:	(Insert any other maters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 5th day of November, 2007.

By:	/s/ Jonathan Director
Authorized Person(s)

Name:	Jonathan Director
Typed or Printed

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: POWDUL ACQUISITION LLC

2.

The Certificate of Formation of the limited liability company is hereby amended as follows: the name of the limited liability company is hereby changed from “POWDUL ACQUISITION LLC” to “POWELL MOUNTAIN ENERGY, LCC”

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 27th Day of May, A.D. 2008.

ICG, LLC
a Delaware limited liability company Sole Member of Powell Mountain Energy, LLC

By:	/s/ Roger L. Nicholson
ROGER L. NICHOLSON
Senior Vice President,
General Counsel and Secretary